PROSPECTUS SUPPLEMENT
   (To Prospectus Dated September 19, 1997)

                                 150,000 Shares

                                    SUPERIOR

                                  Common Stock

             This Prospectus Supplement pertains to the offer and sale of up to 150,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Superior Services, Inc. (the "Company") by or for the account of Charlie O. Sealy Irrevocable Trust Number 1, O. M. Cummings, III and Rumsey-Welborn, L.L.C. ("Selling Shareholders").

             This Prospectus Supplement does not contain complete information regarding the offering of Common Stock by the Selling Shareholders and should be read only in conjunction with the Prospectus annexed hereto.

             The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders.

             See "Risk Factors" commencing on page 3 of the Prospectus for a discussion of certain factors that should be considered by investors in evaluating an investment in the Common Stock offered hereby.
                            ________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

             The Common Stock may be offered from time to time in negotiated transactions or otherwise at market prices prevailing at the time of each sale, subject to the right to reject any order in whole or in part.

                           Information with Respect to
                              Selling Shareholders

                                                                  Number of
                                        Number of                   Shares
                                         Shares                   of Common
                                     of Common Stock               Stock to
                                        Owned       Number of    be Owned
                                        Prior to      Shares      After
                 Name1                Offering1       Offered      Offering

    Charlie O. Sealy Irrevocable
    Trust Number 1                  75,000             75,000         0
    O. M. Cummings, III                  37,500        37,500         0
    Rumsey-Welborn, L.L.C.               37,500        37,500         0
   _________________________________

              1   Each of the Selling Shareholders acquired his or its shares of Common Stock from the Company in consideration for the Selling Shareholder's ownership interest in TWR, Inc. The acquisition was completed on March 1, 1998.

            The date of this Prospectus Supplement is April 7, 1998.